LAS VEGAS, NV--(Marketwired - Apr 27, 2016) - American Commerce Solutions, Inc. (OTC PINK: AACS) Daniel L. Hefner, President and CEO announced today that Best Way has received an additional $5M Line of Credit for inventory at multiple new locations.

According to Hefner, "Fleet Way Leasing has shown great confidence in the Best Way management team and helped to continue the company's rapid growth rate by providing funding for an additional 180 vehicles."

Best Way President, John Keena, commented, "This additional Inventory will be a catalyst to the rental sales department of our rewards program which credits each rental dollar spent to become part of a down payment for a purchase. Financing will be provided by the Company for up to 72 months. Best Way has also filed application for a patent with the United States Patent and Trade Mark Office for its unique buyer's reward program."

The $5M Line of Credit from Fleet Way Leasing Company in Feasterville, PA will bring in about 180 new Hyundai and Nissan rental vehicles for the new locations scheduled to open in May. Best way is expanding rapidly and plans to have 14 locations open by the year end.

Best Way management has positioned the company to be a dominating force in the rental car business. With the unique programs offered to first time buyers and locations catering to college students, Best Way believes that its niche market will allow Best Way to thrive in the years ahead.

Company Websites:

Best Way Auto and Truck Rental, Inc.

www.bestwayrentalsusa.com

ABOUT AMERICAN COMMERCE SOLUTIONS, INC.

AACS is a publicly traded holding company currently hosting two (2) subsidiary operations: International Machine and Welding, Inc. and Best Way Auto and Truck Rentals, Inc.

AACS additionally maintains a strategic relationship with American Fiber Green Products, Inc. (AFBG) www.americanfibergreenproducts.com

ABOUT BEST WAY AUTO & TRUCK, INC.

Our mission is to provide inexpensive, attended and unattended rentals of vehicles for use in large college populated cities while also handling commercial accounts throughout the 14 states that we currently service. With over 70 combined years of executive experience in the rental car field, our goal is to become the best rural rental car business in the United States.

FORWARD LOOKING STATEMENTS

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors.

Contact:

INVESTOR RELATIONS

Everest Corporate Advisors, Inc.

702-982-1339

702-902-2361